Exhibit 10.2

FIRST Amendment to

Employment AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”), effective as of November 4, 2016, is between Eastside Distilling, Inc., a Nevada corporation (the “Company”), and Steven Shum (the “Executive”).

A.           Effective October 5, 2015, the Company and the Executive entered into an Employment Agreement (the “Agreement”) pursuant to which the Executive agreed to provide certain services to the Company. The Agreement is incorporated into this First Amendment by this reference and all defined terms in the Agreement shall have the same meaning in this First Amendment.

B.           The parties now wish to modify and amend the Agreement in accordance with this First Amendment.

The parties, each intending to be legally bound, agree as follows:

1.          The first sentence of Section 3(a) of the Agreement shall be amended in its entirety to read as follows:

“In consideration for Executive’s performance of Executive’s duties and responsibilities with the Company, the Company shall pay to Executive, a base salary of $135,000 per annum (the “Base Salary”).”

2.          The Company (through its Compensation Committee) shall, pursuant to Section 3(b)(ii) of the Agreement, on a quarterly basis, consider the payment of a discretionary bonus to Executive based on Executive’s performance as well as the Company’s working capital position and/or financial performance, which bonuses may be payable in cash, options, and common stock, in the discretion of the Company Committee of the Company.

3.          In addition to any bonuses granted pursuant to Section 3(b)(ii) of the Agreement, Executive shall also receive bonuses in accordance with the vesting terms set forth on Exhibit A hereto.

4.          The Company shall pay to Executive the total gross amount of $4,250.00 for accrued and unpaid salary, which shall be paid on the earlier of a Qualified Financing (as defined below) by the Company or six months from the effective date of this First Amendment. “Qualified Financing” means the Company’s next equity financing in which it issues shares of Common Stock or preferred stock with new gross proceeds of at least $500,000 in a single transaction or series of related transactions.

5.          The Company shall indemnify Executive to the fullest extent allowed by the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws (the “Bylaws”), and applicable law. Notwithstanding Section 7.14 of the Bylaws, to the extent permitted by applicable law, the rights granted pursuant to this Section 6 shall apply to acts and actions occurring since October 31, 2014.

6.          This First Amendment shall be deemed a modification of the Agreement in accordance with Section 11(h) of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby remake and confirm each of the representations and warranties of the Agreement and agree to be bound by each of its terms and conditions.

7.          This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Company and the Executive have duly executed this First Amendment as of the date first above written.

EASTSIDE DISTILLING, INC.

By:
Name:	Grover T. Wickersham
Title:	Chairman of the Board

STEVEN SHUM

Name:	Steven Shum

2

Exhibit A

Bonus Schedule

EBITDA Bonuses. Commencing for the fiscal quarter ending December 31, 2016, and each fiscal quarter thereafter during the term of this Agreement, Executive shall receive a bonus payment (the “Quarterly EBITDA Bonus”) if the Company’s EBITDA for the fiscal quarter meets or exceeds the target amount (the “Quarterly EBITDA Target Amount”) as follows:

Quarterly EBITDA Target Amount	Quarterly EBITDA Bonus

$100,000.00	$2,000.00
$250,000.00	$3,000.00

The Company shall calculate and pay the Quarterly EBITDA Bonus within forty-five (45) days after the end of each fiscal quarter.

“EBITDA” shall mean, for any period, determined in accordance with GAAP for the Company (and its subsidiaries, if any) on a consolidated basis, the sum of the Company’s (a) net income (or net loss), (b) interest expense, whether paid or accrued, on all debt of the Company, (c) income tax expense, (d) depreciation expense, (e) amortization expense, and (f) extraordinary or unusual losses deducted in calculating net income less extraordinary or unusual gains added in calculating net income.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.